EXHIBIT 10.1

SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

No. 2292 of 2007

IN THE MATTER OF SPARK NETWORKS PLC

And

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

SPARK NETWORKS PLC

and THE HOLDERS OF THE SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

(1)	In this Scheme, unless the context otherwise requires, the following expressions shall bear the following meanings:

“Act”	the Companies Act 1985, as amended

“Business Day”	a day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in the City of London

“Cancellation Record Time”	6 pm on the Business Day immediately preceding the Hearing Date

“Capital Reduction”	the proposed reduction of capital of Spark Networks plc provided for by this Scheme

“Company” or “Spark Networks plc”	Spark Networks plc incorporated in England and Wales with registered number 03628907

“Court”	the High Court of Justice in England and Wales

“Court Hearing”	the hearing of the Petition to sanction the Scheme and confirm the Capital Reduction

“Court Meeting”	the meeting convened pursuant to an order of the Court made under section 425 of the Act to consider and, if thought fit, approve this Scheme, including any adjournment thereof

“Effective Date”	the date on which this Scheme becomes effective in accordance with clause 14

“EGM”	the extraordinary general meeting of the Company to be held immediately after the Court Meeting

“Hearing Date”	the date of the commencement of the Court Hearing

“Holder”	a registered holder, including any person entitled by transmission

“New Shares”	new ordinary shares of £0.01 each in the capital of Spark Networks plc

“Ordinary Shares”	the Ordinary Shares in Spark Networks plc

“Ordinary Shareholders”	holders of Ordinary Shares

“Overseas Shareholders”	Ordinary Shareholders on the Register of Members of Spark Networks plc at the Scheme Record Time with a registered address outside the UK or whom Spark Networks plc reasonably believes to be a citizen, resident or national or a jurisdiction outside the UK

“Scheme Record Time”	6 pm on the Business Day immediately preceding the Effective Date

“Scheme Shareholder”	a holder of Scheme Shares

“Scheme Shares”	Ordinary Shares (excluding any held by Spark Networks, Inc.): (1) in issue at the date of this document (2) (if any) issued after the date of this document and prior to the Court Meeting (3) (if any) issued at or after the Court Meeting but prior to the Cancellation Record Time either on terms that the original or any subsequent holders shall be bound by this Scheme or in respect of which the holders shall have agreed in writing to be bound by this Scheme

“this Scheme”	this scheme of arrangement in its present form or with or subject to any modification thereof or addition thereto or condition approved or imposed by the Court

“Spark Networks, Inc.”	Spark Networks, Inc., a company incorporated in the state of Delaware, USA

“Spark Networks, Inc. Common Shares”	shares of common stock in Spark Networks, Inc. having a par value of US$0.001 each and designated as Common Stock

(2)	The authorised share capital of Spark Networks plc is £800,000 divided into 80,000,000 Ordinary Shares of £0.01 each, of which at the date of this Scheme 30,913,570 Ordinary Shares have been issued and are fully paid up and the remainder are unissued. It is proposed that after the date of this document one unissued Ordinary Share will be issued to Spark Networks, Inc. prior to the Cancellation Record Time.

(3)	Spark Networks, Inc. was incorporated in the state of Delaware in the USA on 20 April 2007. The authorised share capital of Spark Networks, Inc. at the date of this Scheme is 100,000,000 Spark Networks, Inc. Common Shares of which at the date of this document one Spark Networks, Inc. Common Share has been issued.

(4)	Spark Networks, Inc. has agreed to appear by Counsel at the Court Hearing to consent to this Scheme and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to this Scheme.

THE SCHEME

Cancellation of Scheme Shares and Issue of New Shares

(1)	The capital of Spark Networks plc shall be reduced by cancelling and extinguishing the Scheme Shares.

(2)	Forthwith and contingently upon the reduction of capital referred to in clause 1 taking effect:

(a)	the authorised share capital of Spark Networks plc shall be increased to its former amount of £800,000 by the creation of such number of New Shares as have an aggregate nominal value equal to the aggregate nominal value of Scheme Shares cancelled pursuant to clause 1; and

(b)	Spark Networks plc shall apply the credit arising in its books of account as a result of the cancellation of the Scheme Shares in paying up, in full at par, the New Shares created pursuant to clause 2(a) to be allotted and issued credited as fully paid to Spark Networks, Inc. and/or its nominee or nominees.

(3)	In consideration of the cancellation of the Scheme Shares pursuant to clause 1 and issue of New Shares to Spark Networks, Inc. and/or its nominee or nominees pursuant to clause 2(b), Spark Networks, Inc. shall (subject to the provisions of clauses 4 and 5) allot and issue Spark Networks, Inc. Common Shares credited as fully paid to the Scheme Shareholders (as appearing in the Register of Members at the Scheme Record Time) on the following basis:

for every 1 Scheme Share cancelled – 1 Spark Networks, Inc. Common Share

(4)	Spark Networks, Inc. Common Shares issued pursuant to clause 3 shall be issued with the rights and subject to the restrictions set out in the Certificate of Incorporation and bylaws of Spark Networks, Inc.

(5)	The provisions of clause 3 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if in respect of any Overseas Shareholder Spark Networks, Inc. is advised that the allotment and issue of Spark Networks, Inc. Common Shares would or might infringe the laws of such jurisdiction or would or might require Spark Networks, Inc. to obtain or observe any governmental or other consent or any registration, filing or formality with which Spark Networks, Inc. is unable to comply, or compliance with which Spark Networks, Inc. regards as unduly onerous, Spark Networks, Inc. shall in its sole discretion determine that such Spark Networks, Inc. Common Shares shall not be allotted and issued to such holder but instead shall be allotted and issued to a nominee appointed by Spark Networks, Inc. as trustee for such holder, on terms that they shall, as soon as practicable following the Effective Date, be sold on behalf of such holder at the best price reasonably obtainable at the time of sale, and the net proceeds of such sale shall (after the deduction of all expenses and commissions, including any amounts in respect of any taxes, duties and contributions payable thereon) be paid to such holder by sending a cheque or warrant to such holder in accordance with the provisions of clause 7 below. In the absence of bad faith or wilful default, none of Spark Networks plc, Spark Networks, Inc. or any broker or agent of either of them shall have any liability for any loss arising as a result of the timing or terms of any such sale.

Certificates And Payment

(6)	Not later than five Business Days after the Scheme Record Time Spark Networks, Inc. shall allot and issue all the Spark Networks, Inc. Common Shares which it is required to allot and issue to give effect to this Scheme and, to the extent Common Shares are held in certificated form, shall send by post to the allottees of such Common Shares Direct Registration Transaction Advices in respect of such Common Shares not later than 21 days after the Effective Date.

(7)	Not later than 10 Business Days following the sale of any relevant Spark Networks, Inc. Common Shares pursuant to clause 5 the nominee appointed under clause 5 shall account for the cash consideration payable under clause 5 by sending a cheque and/or warrant to the holder of the Scheme Shares concerned in accordance with the remaining provisions of this clause.

(8)

All Direct Registration Transaction Advices required to be sent by Spark Networks, Inc. pursuant to clause 6 and all cheques or warrants required to be sent pursuant to clause 7 shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the

Register of Members of Spark Networks plc at the Scheme Record Time (or, in the case of joint holders, to the address of the first-named in the Register of Members) or in accordance with any special instructions regarding communications.

(9)	None of Spark Networks plc, Spark Networks, Inc. or any broker or agent of either of them shall be responsible for any loss or delay in the transmission of certificates, cheques or warrants sent in accordance with clause 8, which shall be sent at the risk of the persons entitled thereto except that if within 6 months of the despatch of any certificate or cheque in accordance with clause 8, notification is given to Spark Networks, Inc. that such certificate, cheque or warrant has been destroyed, Spark Networks, Inc. shall issue or procure the issue of a replacement cheque or certificate or otherwise tender payment in U.S. dollars.

(10)	All cheques and warrants shall be made payable to the holder of the Scheme Shares concerned or, in the case of joint holders, to the first-named in the Register of Members, and the encashment of any cheque or warrant shall be a complete discharge to Spark Networks, Inc. for the monies represented thereby.

(11)	With effect from the Effective Date, all certificates representing holdings of Scheme Shares shall cease to be valid in respect of such holdings and the holders of such shares shall be bound at the request of Spark Networks plc to deliver such certificates for cancellation to Spark Networks or to any person appointed by Spark Networks plc to receive the same.

(12)	The provisions of these clauses (6) to (12) (inclusive) shall take effect subject to any prohibition or condition imposed by law.

Mandates

(13)	Each mandate in force at the Scheme Record Time relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications shall, unless and until varied or revoked, be deemed as from the Effective Date to be a valid and effective mandate or instruction to Spark Networks, Inc. in relation to the corresponding Spark Networks, Inc. Common Shares to be allotted and issued pursuant to this Scheme.

Effective Date

(14)	This Scheme shall become effective as soon as an office copy of the Court Order sanctioning this Scheme under section 425 of the Act and confirming the Capital Reduction in clause 1 shall have been duly delivered to the Registrar of Companies for registration and registered by him.

(15)	Unless the Scheme shall become effective on or before 31 December 2007 or such later date, if any, as Spark Networks plc and Spark Networks, Inc. may agree and the Court may allow, it shall never become effective.

Modification

(16)	Spark Networks plc and Spark Networks, Inc. may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Costs

(17)	Spark Networks plc is authorised and permitted to pay all the costs and expenses relating to the negotiation, preparation, approval and implementation of this Scheme.

Dated 25 April 2007